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                       First Investors Life Insurance Company

                   Level Premium Variable Life Insurance Policies


I certify that to the best of my knowledge and belief the illustrations included in the prospectus are based on the policy charges and methods of calculation used in determining policy values.

The assumed gross yields of 0%, 4%, 6% 8%, and 12% are reduced to net yields based on three charges to the fund: a mortality and expense risk charge of 50 bp, an investment advisory fee of 75 bp, and assumed investment expenses of 20 bp.

Based on these charges, the net yields used for the illustrations are:

               Gross               Net
               -----               ---

                 0%            -.014449
                 4%             .024975
                 6%             .044687
                 8%             .064399
                12%             .103823

These net rates were derived by the following formula:
                 1/365               365
[(1 + gross rate)       - .000039873]     - 1

The factor .000039873 is the daily factor used to represent the three fund charges listed above.





                    /s/ Victoria L. Pickering
                    -------------------------------------------------
                    Victoria L. Pickering, FSA,
                    MAAA, Carstens, Glynn & Pickering,
                    on behalf of First Investors Life
                    March 23, 1990